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                              STOCKHOLDER AGREEMENT

         STOCKHOLDER AGREEMENT (this "AGREEMENT"), dated as of October 24, 2001 by and among Abbott Laboratories, an Illinois corporation ("PARENT"), Rainbow Acquisition Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("SUB"), Amoco Technology Company, a Delaware corporation (the "STOCKHOLDER") and BP America Inc., a Delaware corporation ("BP"). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Merger Agreement (as defined below).

         WHEREAS, the Stockholder is, as of the date hereof, the record and beneficial owner of 6,662,682 shares of common stock, par value $0.001 per share (the "COMMON STOCK"), of Vysis, Inc., a Delaware corporation (the "COMPANY");

         WHEREAS, Parent, Sub and the Company concurrently herewith are entering into an Agreement and Plan of Merger, dated as of the date hereof (the "MERGER AGREEMENT"), which provides, among other things, for the acquisition of the Company by Parent by means of a cash tender offer (the "OFFER") for all of the issued and outstanding shares of Common Stock of the Company and for the subsequent merger (the "MERGER") of Sub with and into the Company upon the terms and subject to the conditions set forth in the Merger Agreement;

         WHEREAS, the Company Board has adopted resolutions approving and declaring advisable the Merger Agreement, this Agreement and the other Transactions (such approvals having been made in accordance with the DGCL, including for purposes of Section 203 thereof); and

         WHEREAS, as a condition to the willingness of Parent and Sub to enter into the Merger Agreement, Parent has requested that the Stockholder and BP agree and, in order to induce Parent and Sub to enter into the Merger Agreement, the Stockholder and BP have agreed to enter into this Agreement.

         NOW, THEREFORE, in consideration of the execution and delivery by Parent and Sub of the Merger Agreement, the foregoing premises and the mutual representations, warranties, covenants and agreements set forth herein and therein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         SECTION 1. REPRESENTATIONS AND WARRANTIES OF THE STOCKHOLDER. The Stockholder hereby represents and warrants to Parent and Sub as follows:

             (a) The Stockholder is the record and beneficial owner (as defined in Rule 13d-3 under the Exchange Act, which meaning will apply for all purposes of this Agreement) of 6,662,682 shares of Common Stock (as may be adjusted from time to time pursuant to SECTION 7 hereof, the "SHARES"). Except for the Shares, the Stockholder does not beneficially own or have any right to acquire any securities of the Company, nor is the Stockholder subject to any contract or understanding that obligates it to vote, acquire, or otherwise dispose of or transfer any interest in the Common Stock of the Company or the Shares or that restricts its rights in the Shares in any way.

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             (b) The Stockholder is a corporation duly incorporated, validly existing and in good standing under the laws of Delaware and has all corporate power and authority required to carry on its business as now conducted.

             (c) The execution, delivery and performance by the Stockholder of this Agreement and the consummation by the Stockholder of the transactions contemplated hereby are within the corporate power of Stockholder and have been duly and validly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Parent, Sub and BP, this Agreement constitutes the valid and binding agreement of the Stockholder, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors, rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (d) Neither the execution and delivery of this Agreement nor the consummation by the Stockholder of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract or understanding of any kind to which the Stockholder is a party or by which it is bound or to which the Shares are subject, which in each of the foregoing cases would materially adversely affect Sub, the Purchaser or the transactions contemplated hereby or by the Merger Agreement. Consummation by the Stockholder of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of any judgment, order, law or regulation applicable to the Stockholder or the Shares, except for any necessary filing under the Exchange Act or the HSR Act, or any non-U.S. merger control or competition laws or any violation or consent, approval or notice the failure of which to obtain would not materially adversely affect Sub, the Purchaser or the transactions contemplated hereby or by the Merger Agreement.

             (e) The Shares and the certificates representing the Shares are now and at all times during the term hereof will be held by the Stockholder, or by a nominee or custodian for the benefit of the Stockholder, free and clear of all liens, claims, security interests, proxies, voting trusts or agreements, understandings or any other encumbrances whatsoever ("LIENS"), except for any Permitted Liens or any arising hereunder. The Stockholder will transfer to Sub good title to the Shares, free and clear of all Liens.

         SECTION 2. REPRESENTATIONS AND WARRANTIES OF BP. BP hereby represents and warrants to Parent and Sub as follows:

             (a) BP is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate power and authority required to carry on its business as now conducted.

             (b) The execution, delivery and performance by BP of this Agreement and the consummation by BP of the transactions contemplated hereby are within the corporate power of BP and have been duly and validly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of Parent, Sub and Stockholder, this Agreement constitutes the valid and binding agreement of BP, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization,


                                       2
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insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (c) Neither the execution and delivery of this Agreement nor the consummation by BP of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract or understanding of any kind to which BP is a party or by which it is bound or to which the Shares are subject, which in each of the foregoing cases would materially adversely affect Sub, the Purchaser or the transactions contemplated hereby or by the Merger Agreement. Consummation by BP of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of any judgment, order, law or regulation applicable to BP or the Shares, except for any necessary filing under the Exchange Act, the HSR Act, any non-U.S. merger control or competition laws or any violation or consent, approval or notice the failure of which to obtain would not materially adversely affect Sub, the Purchaser or the transactions contemplated hereby or by the Merger Agreement.

         SECTION 3. REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB. Each of Parent and Sub hereby, jointly and severally, represents and warrants to the Stockholder as follows:

             (a) Each of Parent and Sub is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate power and authority required to carry on its business as now conducted.

             (b) The execution, delivery and performance by Parent and Sub of this Agreement and the consummation by Parent and Sub of the transactions contemplated hereby are within the corporate powers of Parent and Sub and have been duly and validly authorized by all necessary corporate action. Assuming that this Agreement constitutes the valid and binding obligation of the Stockholder and BP, this Agreement constitutes the valid and binding agreement of each of Parent and Sub, enforceable in accordance with its terms subject to the effect of any applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors' rights generally and to the effect of general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

             (c) Neither the execution and delivery of this Agreement nor the consummation by each of Parent and Sub of the transactions contemplated hereby will result in a violation of, or a default under, or conflict with, any contract or understanding of any kind to which either of Parent or Sub is a party or bound, which in each of the foregoing cases would materially adversely affect the Stockholder, BP or the transactions contemplated hereby or by the Merger Agreement. The consummation by each of Parent and Sub of the transactions contemplated hereby will not violate, or require any consent, approval or notice under, any provision of any judgment, order, law or regulation applicable to either Parent or Sub, except for any necessary filing under the Exchange Act, the HSR Act, or any non-U.S. merger control or competition laws which in each of the foregoing cases would materially adversely affect the Stockholder, BP or the transactions contemplated hereby or by the Merger Agreement.


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         SECTION 4. PURCHASE AND SALE OF THE SHARES; TERMS OF OFFER.

             (a) The Stockholder hereby agrees that it shall tender and sell all the Shares into the Offer promptly, and in any event no later than the fifth Business Day following the commencement of the Offer, and that it shall not withdraw any Shares so tendered so long as the Offer remains outstanding.

             (b) Prior to tendering such Shares into the Offer, the Stockholder shall execute and deliver to Parent an affidavit stating, under penalty of perjury, the Stockholder's taxpayer identification number and that the Stockholder is not a foreign person as defined in Section 1445 of the Code and the treasury regulations thereunder. The Stockholder will receive the same price per Share received by the other stockholders of the Company in the Offer. Sub's obligation to accept for payment and pay for the Shares in the Offer is subject to the terms and conditions of the Offer set forth in the Merger Agreement and Exhibit A thereto. Parent and Sub agree that in no event shall the Shares be accepted for payment by Parent, Sub or any Affiliate thereof until the early termination or expiration of the applicable waiting period under the HSR Act has occurred.

             (c) Parent and Sub hereby agree that without the prior written consent of the Stockholder, Sub shall not: (i) reduce the number of shares of Company Common Stock subject to the Offer; (ii) reduce the Offer Price; (iii) add to the conditions set forth in EXHIBIT A of the Merger Agreement; (iv) modify the conditions set forth in EXHIBIT A of the Merger Agreement in a manner adverse to the Stockholder; (v) except as provided in the next sentence, extend the Offer; (vi) change the form of consideration payable in the Offer; or (vii) make any other change or modification in any of the terms of the Offer in any manner that is adverse to the Stockholder. Notwithstanding the foregoing, (A) Sub shall extend the Offer for one or more periods if at the initial scheduled expiration date or any subsequent expiration date of the Offer any of the conditions to Sub's obligation to purchase shares of Company Common Stock are not satisfied or waived, until such time as such conditions are satisfied or waived (but not after the Outside Date) and (B) Sub may, without the consent of the Stockholder, (1) extend the Offer if all of the conditions to the Offer are satisfied or waived but the number of the Shares validly tendered and not withdrawn is less than ninety percent (90%) of the Fully Diluted Shares, for an aggregate period not to exceed twenty (20) Business Days (for all such extensions); PROVIDED, that Sub shall immediately accept and promptly pay for all Company Common Stock tendered prior to the date of an extension pursuant to clause (1) and shall otherwise meet the requirements of Rule 14d-11 under the Exchange Act in connection with each such extension, and (2) extend the Offer for any period required by any rule, regulation, interpretation or position of the SEC or the staff thereof applicable to the Offer.

         SECTION 5. TRANSFER OF THE SHARES. Prior to the termination of this Agreement, except as otherwise provided herein, the Stockholder shall not: (a) sell, pledge or otherwise dispose of or transfer any interest in or encumber with any Lien any of the Shares; (b) deposit the Shares into a voting trust, enter into a voting agreement or arrangement with respect to the Shares or grant any proxy with respect to the Shares; or (c) take any other action with respect to the Shares that would in any way restrict, limit or interfere with the performance of its obligations hereunder or the transactions contemplated hereby. If the Stockholder acquires any additional shares of Common Stock of the Company prior to the termination of this Agreement,


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any such additional shares shall be deemed Shares and included in the Shares subject to this Agreement.

         SECTION 6. VOTING OF SHARES; GRANT OF IRREVOCABLE PROXY; APPOINTMENT OF PROXY.

             (a) The Stockholder hereby agrees that, during the term of this Agreement, at any meeting (whether annual or special and whether or not an adjourned or postponed meeting) of the stockholders of the Company, or in connection with any written consent of the stockholders of the Company, the Stockholder will appear at the meeting or otherwise cause the Shares to be counted as present thereat for purposes of establishing a quorum and vote or consent (or cause to be voted or consented) the Shares: (i) in favor of the Merger and approval and adoption of the Merger Agreement and any action required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Merger Agreement; and (iii) against any action or agreement which would delay, postpone or attempt to discourage the Merger or the Offer or cause a condition to the closing of the Merger or the Offer to not be capable of being satisfied.

             (b) The Stockholder hereby irrevocably grants to, and appoints, Parent and any nominee thereof, its proxy and attorney-in-fact (with full power of substitution) during the term of this Agreement, for and in the name, place and stead of the Stockholder, to vote the Shares, or grant a consent or approval in respect of the Shares, in connection with any meeting of the stockholders of the Company: (i) in favor of the Merger and approval and adoption of the Merger Agreement and any action required in furtherance thereof; (ii) against any action or agreement that would result in a breach of any representation, warranty or covenant of the Company in the Merger Agreement; and (iii) against any action or agreement which would delay, postpone or attempt to discourage the Merger or the Offer or cause a condition to the closing of the Merger or the Offer to not be capable of being satisfied.

             (c) The Stockholder represents that any outstanding proxy heretofore given in respect of the Shares, if any, is revocable and that any outstanding proxy heretofore given in respect of the Shares has been revoked.

             (d) The Stockholder hereby affirms that the irrevocable proxy set forth in this SECTION 6 is given in connection with the execution of the Merger Agreement, and that such irrevocable proxy is given to secure the performance of the duties of the Stockholder under this Agreement. The Stockholder hereby further affirms that the irrevocable proxy is coupled with an interest and is intended to be irrevocable in accordance with the provisions of SECTION 212(e) of the DGCL.

             (e) The Stockholder hereby irrevocably waives any rights of appraisal or rights to dissent from the Merger that the Stockholder may have.

         SECTION 7. CERTAIN EVENTS. In the event of any stock split, stock dividend, merger, reorganization, recapitalization or other change in the capital structure of the Company affecting the Common Stock of the Company or the acquisition of additional shares of Common Stock of the Company by the Stockholder, the number of Shares shall be adjusted appropriately,


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and this Agreement and the obligations hereunder shall attach to any additional shares of Common Stock or other securities or rights of the Company issued to or acquired by the Stockholder.

         SECTION 8. CERTAIN OTHER AGREEMENTS.

             (a) From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, the Stockholder shall not (and the Stockholder will not permit any of its Affiliates, officers, directors or employees or any investment banker, financial advisor, attorney, accountant or other representative retained by it or any Affiliate (collectively "STOCKHOLDER REPRESENTATIVES") to) directly or indirectly: (i) solicit, initiate, engage in discussions or negotiate with any Person or take any other action intended or designed to facilitate any inquiry or effort of any Person (other than Parent) relating to any Alternative Acquisition; (ii) provide information with respect to the Company or any Company Subsidiary to any Person, other than Parent, relating to a possible Alternative Acquisition by any Person, other than Parent; or (iii) enter into any agreement with respect to any proposal for an Alternative Acquisition Proposal. Notwithstanding the foregoing, prior to the acceptance for payment of Common Stock of the Company pursuant to the Offer, the Stockholder may advise the Company Board of receipt by it (or any Stockholder Representative) of any unsolicited Alternative Acquisition Proposal or any inquiry indicating that any Person is considering making or wishes to make an Alternative Acquisition Proposal. Notwithstanding the foregoing, it is agreed and understood by the parties that the term "Stockholder Representative" shall not include the Company, any Company Subsidiary or any Company Representative.

             (b) The Stockholder promptly, and in any event within two (2) Business Days, shall advise Parent in writing of receipt by it (or any Stockholder Representative) of any Alternative Proposal or any inquiry indicating that any Person is considering making or wishes to make an Alternative Acquisition Proposal, identifying such Person, and the financial and other material terms and conditions of any Alternative Acquisition Proposal or potential Alternative Acquisition Proposal. The obligations provided for in this
Section 8 shall become effective immediately following the execution and delivery of this Agreement by the parties hereto.

             (c) The Stockholder and BP hereby agree to cease and cause to be terminated immediately all existing discussions or negotiations conducted by them or at their behest heretofore with respect to any Alternative Acquisition. In addition, BP agrees to promptly direct UBS Warburg LLC to cease and cause to be terminated immediately all existing discussions or negotiations conducted by it heretofore with respect to any Alternative Acquisition on behalf of BP or its Affiliates.

             (d) Notwithstanding any other provision of this Agreement, the Stockholder shall be liable to, and shall defend, indemnify and hold harmless, Parent, Sub, the Company, each Company Subsidiary and their respective officers, directors and affiliates (the "INDEMNIFIED PARTIES"): (i) for any and all Taxes of BP and any current or former Affiliate of BP (other than the Company or any Company Subsidiary) for any taxable period beginning before the Closing Date, for which the Company or any Company Subsidiary may be liable pursuant to Treasury Regulation Sec. 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract, agreement or otherwise;
(ii) any and all Taxes imposed on or


                                       6
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with respect to the Company or any Company Subsidiary for any taxable period (or portion thereof) ending on or before February 10, 1998 (all amounts described in clauses (i) and (ii) of this SECTION 8(d) being, the "INDEMNIFIED TAXES"); and
(iii) any and all expenses incurred by any Indemnified Party arising from any Indemnified Taxes (collectively, the "STOCKHOLDER INDEMNIFICATION OBLIGATIONS").

             (e) BP hereby irrevocably and unconditionally guarantees any and all of the Stockholder Indemnification Obligations.

             (f) BP hereby agrees that it shall pay any fees, expenses or other amounts that become due and payable by the Company to UBS Warburg LLC or any other investment bank or financial advisor engaged by the Company other than Wachovia Securities (formerly known as First Union Securities) and Goldman Sachs & Co. (such entities other than Wachovia Securities and Goldman Sachs & Co., the "Covered Advisors") as a result of the Transactions (the "Covered Advisor Liabilities") and shall defend, indemnify and hold harmless the Indemnified Parties against any claims for such amounts or any liabilities or costs arising out of or resulting from any claims for such amounts. In the event any Covered Advisor makes any written claim or demand for the payment of any Covered Advisor Liabilities (a "Demand"), Parent shall promptly, but in no event more than five
(5) Business Days following such Demand, notify BP of such claim or demand, PROVIDED, HOWEVER, that Parent's failure to notify BP within such five (5) Business Day period shall relieve BP of its obligation to pay the Covered Advisor Liabilities only to the extent that BP is actually prejudiced by such failure. BP shall have the right to dispute any Demand and defend Parent and the Company by appropriate proceedings against any Demand and shall have the power to direct and control such defense. All costs and expenses incurred by BP in defending such Demand shall be the liability of, and shall be paid by, BP. If the Company or Parent desires to participate in any such defense, or to employ separate counsel of its choice, it may do so at its sole cost and expense. Parent and each of its Affiliates shall cooperate with BP and its counsel in the defense of any Demand. Neither Parent nor any of its Affiliates shall make payment on, or otherwise settle, a Demand without the consent of BP. Parent shall give BP and its counsel access to the relevant business records and other documents of the Company, and shall permit them to consult with the employees and counsel of the Company and any of its Affiliates (during normal business hours and without undue disruption to the Company's Business) as may be reasonably necessary in connection with the foregoing.

         SECTION 9. FURTHER ASSURANCES; STOCKHOLDER CAPACITY. (a) With respect to each party's respective obligations under this Agreement, the Stockholder and BP shall, upon request of Parent or Sub, execute and deliver any additional documents and take such further actions as may reasonably be deemed by Parent or Sub to be necessary to carry out the provisions hereof and to vest the power to vote the Shares as contemplated by SECTION 6 hereof in Parent.

             (b) Nothing in this Agreement shall be construed to prohibit any person from taking any action solely in his or her capacity as a member of the Company Board to the extent specifically permitted by the Merger Agreement.

         SECTION 10. TERMINATION. This Agreement, and all rights and obligations of the parties hereunder, shall terminate upon the earlier of: (a) the date upon which the Offer is


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terminated without the purchase of shares of Common Stock thereunder in accordance with its terms; (b) the termination of the Merger Agreement in accordance with its terms; or (c) the Effective Time; PROVIDED, HOWEVER, that whether or not the Merger is consummated, the provisions set forth in SECTIONS 11 and 12 shall survive any termination of this Agreement; and PROVIDED, FURTHER, that the provisions set forth in SECTIONS 8(b), 8(c), 8(d), 8(e) and 8(f) shall survive following the Effective Time if the Merger is consummated.

         SECTION 11. EXPENSES. Except as otherwise provided herein, all fees and expenses incurred by any one party hereto shall be borne by the party incurring such fees and expenses.

         SECTION 12. MISCELLANEOUS.

             (a) All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given if delivered personally or sent by overnight courier (providing proof of delivery) to the following addresses (or at such other address for a party as shall be specified by like notice):

                  (A) if to Parent or Sub, to:

                           Abbott Laboratories
                           100 Abbott Park Road
                           D-920, AP6C
                           Abbott Park, Illinois 60064-3500
                           Attention: Senior Vice President,
                           Diagnostic Operations

                  with a copy to:

                           Abbott Laboratories
                           100 Abbott Park Road
                           D-364, AP6D
                           Abbott Park, Illinois 60064-3500
                           Attention: Senior Vice President,
                           Secretary and General Counsel

                  with a copy to:

                           Skadden, Arps, Slate, Meagher & Flom (Illinois) 333 West Wacker Drive
                           Chicago, Illinois 60606
                           Attention: Charles W. Mulaney, Jr.
                                      Brian W. Duwe



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                  and

                  (B) if to the Stockholder or BP, to:

                           BP America Inc.
                           200 E. Randolph Drive
                           Chicago, Illinois 60601
                           Attention: Vice President - Mergers and Acquisitions

                  with a copy to:

                           Sullivan & Cromwell
                           125 Broad Street
                           New York, New York  10023
                           Attention: John J. O'Brien

             (b) The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

             (c) This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which shall be considered one and the same agreement.

             (d) This Agreement (including the Merger Agreement and any other documents and instruments referred to herein) constitutes the entire agreement, and supersedes all prior agreements and understandings, whether written or oral, among the parties hereto with respect to the subject matter hereof.

             (e) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to the principles of conflict of laws thereof.

             (f) Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void, except that Sub may assign, in its sole discretion, any of or all of its rights, interests and obligations under this Agreement to Parent or to one or more direct or indirect wholly owned Subsidiaries of Parent or a combination thereof, but no such assignment shall relieve Sub or any of its obligations under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

             (g) If any term, provision, covenant or restriction herein is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable or against public policy, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.


                                       9
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             (h) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement is not performed in accordance with its specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any Delaware state court or any federal court located in the State of Delaware, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto: (i) consents to submit itself to the personal jurisdiction of any Delaware state court or any federal court located in the State of Delaware in the event any dispute arises out of this Agreement; (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; (iii) agrees that it will not bring any action relating to this Agreement in any court other than any Delaware state court or any federal court sitting in the State of Delaware; and (iv) waives any right to trial by jury with respect to any action related to or arising out of this Agreement.

             (i) No amendment, modification or waiver in respect of this Agreement shall be effective against any party unless it shall be in writing and signed by such party.


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         IN WITNESS WHEREOF, Parent, Sub, the Stockholder and BP have caused this Agreement to be duly executed and delivered as of the date first written above.

                                 ABBOTT LABORATORIES



                                 By: /s/ RICHARD A GONZALEZ
                                     ------------------------------------------
                                         Name:  Richard A Gonzalez
                                         Title: Executive Vice President,
                                                Medical Products


                                 RAINBOW ACQUISITION CORP.



                                 By: /s/ THOMAS D. BROWN
                                     -------------------------------------------
                                         Name: Thomas D. Brown
                                         Title: President


                                 AMOCO TECHNOLOGY COMPANY



                                 By: /s/ DENNIS KELLEHER
                                     -------------------------------------------
                                         Name: Dennis Kelleher
                                         Title: Authorized Representative



                                 BP AMERICA INC.



                                 By: /s/ DENNIS KELLEHER
                                     -------------------------------------------
                                         Name: Dennis Kelleher
                                         Title: Authorized Representative


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